Exhibit 99.2

CORPORATE PARTICIPANTS

James Carbonara, Hayden IR, Investor Relations

Stanton Nelson, Chief Executive Officer

Hubert King, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Brooks O’Neil, Dougherty & Company

Alex Silverman, Special Situations Fund

Andy Carothers, Bagley Securities

Tom McGuire, Private Investor

PRESENTATION

Operator:

Good afternoon and welcome to the Foundation Healthcare Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a Conference Specialist by pressing the star key, followed by zero. After today’s presentation, there’ll be an opportunity to ask questions. To ask a question, you may press star, one on your telephone keypad. To withdraw your question, please press star, and then two. Please note this event is being recorded.

I would now like to turn the conference over to James Carbonara. Please go ahead.

James Carbonara:

Thank you. Good day, everyone and thank you for participating in today’s conference call to discuss Foundation Healthcare’s financial results for the first quarter 2015. The purpose of this call is to review the Company’s financial results for the quarter, as well as provide you with some additional color on the business. Joining us on the call today are Foundation Healthcare’s CEO, Mr. Stanton Nelson, as well as Foundation’s CFO, Hugh King. Following the prepared remarks, we will open the call for questions.

Before we begin the conference today, I would like to take a moment to read the Company’s Safe Harbor statement. Statements made during this call today include forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks that the Company is unable to maintain enough liquidity to execute its business plan, continue as a going concern, risks and

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uncertainties not in control of the Company including, without limitation, the current economic climate and other risks and uncertainties enumerated and described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission which are available on the Company and the SEC website at www.sec.gov.

With that out of the way, I’d like to turn the call over to Foundation’s CEO, Stanton Nelson. Stanton?

Stanton Nelson:

Thanks James, good afternoon, and thank you for joining the call. Today, we will discuss our results for the first quarter of 2015. We continue to see great progress and continued momentum at Foundation as we saw nice organic growth in the first quarter of 2015 versus our first quarter of 2014.

With me today is Hugh King, our CFO. Hugh will discuss our financial results in greater detail but I did want to highlight some key accomplishments in this quarter.

We continue to make great strides, growing organically at our two majority owned hospitals. Net revenue overall grew by 36% versus the first quarter of 2014. In addition, EBITDA grew by 152% versus the first quarter of 2014.

Moving to our clinical operations, Foundation has always strived to drive exceptional clinical care at our hospital, as it is our number one priority. Recently, the Centers for Medicaid and Medicare Services awarded two Foundation hospitals their highest possible five-star rating. With over 3,500 hospitals being rated by CM, only 251 received the five-star rating. To receive the highest rating at our two—at two of our hospitals speaks volumes about the care our clinical and professional teams provide at our hospitals. In addition to the five-star rating at our San Antonio hospital, it also received the Blue Distinction Center for Bariatrics. The distinction comes from Blue Cross and Blue Shield that recognizes hospital for safety, quality of care and cost. The San Antonio hospital is one of three in San Antonio with more than 30 hospitals in the marketplace.

Moving on, as of March 31, Foundation Healthcare owns 10 surgery centers and four surgical hospitals. Currently, we have two hospitals in San Antonio and El Paso, Texas in which we own 51 and 54%, respectively, while the balance of our assets are minority owned, ranging from 10 to 32% in ownership. Our business model is straightforward, as ideally we want to own a minimum of 51% of each surgical hospital, with the balance being owned by our physician partners. Once we enter into a market, we then look to expand our ancillary ecosystem that complement our hospitals by seeking opportunities that include outpatient surgery centers, imaging facilities, laboratory, pain management and other services that complement our surgical hospital.

As I mentioned on our last call, we finished out 2014 on a very positive note. As we continue into 2015, look forward for us to accomplish three goals: One; continue to grow our existing hospitals by focusing on volume growth and expanding our ancillary opportunities; second; we will continue to export strategic alternatives for our minority owned assets. Recently, we announced the sale of our interest in our Houston Hospital. When we receive all the proceeds from the sale, we expect to generate between $2.3 million and $2.5 million of cash. The good news for Foundation is we will not see any declines in revenue or earnings due to the sale.

Lastly, our third goal is to be acquisitive in 2015. We believe our existing assets are in good shape and as a result, we are ready to take on our next challenge. Look for Foundation to expand our geographic footprint in 2015. As we do this, we will gain operational efficiencies which we believe will increase our profit margins.

I will now turn the call over to Hugh King to discuss our financials. Hugh.

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Hubert King:

Thank you, Stanton. For the quarter ended March 31, 2015, net revenues and income from affiliates were $30 million, an increase of 36% from the $22.1 million in the first quarter of 2014. Our net revenues are comprised primarily of patient service revenues at our hospitals in San Antonio and El Paso, and management fees from hospitals and ASCs that we manage. During the first quarter, we also reported $0.4 million in equity and earnings from minority investments in ASCs and three surgical hospitals. Revenues from patient services increased 44% to $27.5 million during the first quarter of 2015 compared to $19.2 million in the year ago quarter. The increase was primarily due to increases in ancillary services revenues such as laboratory and pharmacy at our El Paso hospital. Out-patient (phon) has recorded three consecutive quarters of double-digit growth in revenues and equities and earnings from affiliates compared to the prior year quarters.

Operating expenses for the first quarter of 2015 were $29.3 million compared to $23.4 million in the first quarter of 2014. This $5.0 million increase is primarily due to increased purchase services expenses directly related to the growth in ancillary services revenue. We discussed in our previous earnings call how we restructured our debt at June 30, 2014 and reduced our interest expense by over $200,000 per quarter. Our financing agreement contains provisions to further reduce interest rates based on financial performance. I am pleased to report our interest rate was adjusted downward by an additional 50 basis points in February based on the Company’s financial performance during the last two quarters of 2014.

Net income for the first quarter of 2015 was $0.3 million compared to a net loss of $1.3 million in the first quarter of 2014. The net loss attributable to Foundation Healthcare for the first quarter of 2015 was $1.1 million with a net loss attributable to Foundation Healthcare common stock of $1.3 million, compared to the recorded first quarter 2014 net loss attributable to Foundation Healthcare of $1.7 million and a net loss attributable to Foundation Healthcare common stock of $1.9 million.

Adjusted EBTIDA from continuing operations in the first quarter of 2015 was $2.3 million compared to $0.9 million in the year ago quarter, a 152% increase in Adjusted EBITDA. The first quarter of 2015 includes about $280,000 of expenses related to the S1 filing.

Moving to the balance sheet, at March 31, 2015, cash and cash equivalents totaled $3.5 million compared to $2.9 million at December 31, 2014.

Now, I will turn the call back over to Stan. Stan?

Stanton Nelson:

Thank you, Hugh. Operator, I think we are ready for questions now.

Operator:

We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we‘ll pause momentarily to assemble the roster.

The first question comes from Brooks O’Neil, Dougherty & Company. Please go ahead.

Brooks O’Neil:

Yes, Dougherty & Company. Can you guys hear me okay?

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Stanton Nelson:

Yes, we can. How are you, Brooks?

Brooks O’Neil:

I‘m fine, thank you. Congratulations on the strong start to the year.

Stanton Nelson:

Thank you.

Brooks O’Neil:

So I have a few questions. I guess I’d like to start by asking you if you could just talk a little bit about capacity for future growth at both El Paso and San Antonio. I know you have a project to stay in capacity at San Antonio but give us a sense for where you think you are in terms of capacity utilization in your two key facilities.

Stanton Nelson:

Well let’s start with San Antonio and I appreciate the question. First and foremost, we still have capacity at our existing facility but as we work towards 2015, the latter part and into ’16 and ‘17 with the additional partners that we have brought on and at the capacity that we’re seeing at that hospital, we wanted to plan forward and as you correctly stated, we announced our expansion that we expect to be completed sometime either in the first or second quarter of 2016 to be able to handle that additional capacity.

El Paso, we still have capacity. That’s more of an out-patient/more focused hospital with respect to the type of cases that we’re doing, so we really won’t face any problems until we get to about 850 to 900 procedures which is about another 30% to 40% capacity that we could see there, so plenty of room to continue to grow which we plan to do.

Brooks O’Neil:

Great. Second question, I noticed there were a couple of expense items that seem to have a meaningful increase and I was just hoping—I might have gotten distracted during Hugh’s comments. I hope you didn’t cover this but the other operating expense jumped up quite a bit. I didn’t know what those were. It surprised me to (inaudible) seem like it jumped up quite a bit as well

Hubert King:

You are correct Brooks. The biggest increase was in the other operating expenses and that’s related to purchase services which is directly related—correlates to the growth in ancillary service volumes at the El Paso hospital. So that—you’ve seen the growth in revenues; this is the related growth in expense. We’ve also seen a growth in the more complex surgeries: the back surgeries and the joint surgeries at both of our hospitals and those were far more expensive; implantable devices, hip replacements, cages and things of that nature. So we have seen an increase in those expenses but they are all directly related to increases in revenue.

Brooks O’Neil:

Great. Could you just talk about whether you expect the losses from discontinued operations to continue for much longer?

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Hubert King:

We—yes Brooks, we are looking at eliminating and closing down some of the—these losses are predominantly related to our sleep lab businesses

Brooks O’Neil:

Okay

Hubert King:

We are in the process of closing those facilities down; some of them have continuing leases but we are hopeful that by the end of this year, we would have eliminated most of those losses in those facilities.

Brooks O’Neil:

Great. Could you just talk a little bit—I’m not sure I have a good handle on how to calculate the net income from non-controlling interest. Maybe there isn’t a good way to calculate it, I don’t know, but how should we think about that? Obviously, you know, big increase in Adjusted EBITDA this quarter but also a pretty big increase in the net income attributable to non-controlling interest?

Hubert King:

Sure and I would comment that it’s somewhat difficult to do because essentially it’s the 49% ownership that our majority owned physicians at our majority owned hospitals control.

So if you look at the growth in revenues and the growth—the performance of the two hospitals, while we benefit to the tune of roughly 51% of that growth, our physician partners benefit to the tune of about 45% but they don’t have the corporate overhead that we carry at Foundation Healthcare. So there is not a simple formula that can be used to compute it. I think that for us, as Stan said, the target and our goals are to continue to grow revenues by expanding our footprint so that our profitability at Foundation, the losses decrease and we turn profitable.

Brooks O’Neil:

Absolutely. I guess it’s fair to say it’s a good thing when your physician partners are making money.

Hubert King:

Absolutely and you will remember in the fourth quarter, we did have a positive income for Foundation.

Brooks O’Neil:

Yes, absolutely. Okay, just one last question. I appreciate all the color. Could you just talk a little bit about your pipeline of prospective target acquisitions for majority owned hospitals? What kinds of things are you looking at and how many, maybe not necessarily specifically, but just in general, are you seeing plenty of attractive targets out there in the market that we could have confidence that you might be able to consummate a transaction yet this year?

Stanton Nelson:

Yes, Brooks I’ll speak to that. This is Stanton. Yes, we’re keenly focused. I mean everyone here at our home office here is keenly focused on that next opportunity whether that be being on a due diligence

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team or actively being in a market looking for opportunities. So we’re confident that that will happen this year and it’s one of our strategic objectives to be able to deliver that opportunity. As to the type of opportunities we would be looking at, as you correctly stated, we’ll look at hospitals that we can only own a majority control, so 51% or greater. Doctor mix is important. We look for the right type of doctors whether that be orthopedic, neurosurgeons and those types of surgeons to be partners with because it’s proven, as you can you see in San Antonio and now at El Paso, we do have the right types of doctors as partners that deliver profitable results. So that’s kind of in a nutshell is what we expect to do and we’re very confident that we’ll be to deliver in 2015 here.

Brooks O’Neil:

Great. Thank you very much, and again, congratulations for the good start for the year.

Stanton Nelson:

Thank you.

Hubert King:

Thank you, Brooks.

Operator:

As a reminder, if you have a question, please press star, one. The next question comes from Alex Silverman from Special Situations Fund. Please go ahead.

Alex Silverman:

Hello gentlemen. How are you?

Hubert King:

Good, Alex. How are you?

Alex Silverman:

Very well, thank you. So Brooks got most of my questions but I have just a couple on top. Hugh, what did you spend on the S1 in the quarter?

Hubert King:

It was about 280 that we expensed during the quarter.

Alex Silverman:

That you expensed, okay. San Antonio between now and the first half of ’16, what do you expect the cash expenditure will be?

Hubert King:

In terms of the expansion?

Alex Silverman:

Correct.

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Hubert King:

So it’s going to be about $7 million that will—that we already have financing in place to take care of that.

Alex Silverman:

Okay and do you expect there to be any need to take operating rooms or recovery rooms out of service during that process?

Stanton Nelson:

No, the hospital will be fully functional during the construction process.

Alex Silverman:

Okay. Is there any reason—so if I recall correctly, from a seasonality standpoint the first quarter is typically one of your weaker quarters; is that fair?

Stanton Nelson:

It is, and for the same reason in the fourth quarter of each year; seasonality with deductibles resetting in the first quarter, you get the same thing with—since this is somewhat of elective surgeries, people that have met their deductibles are rushing to get their surgeries done prior to those deductibles resetting, so there is some seasonality to that and hence why we like to compare our sales on a year-over-year basis.

Alex Silverman:

So was there anything in the first quarter that was seasonally stronger that we should think through as we model out of the rest of the year?

Stanton Nelson:

No, I think it’s—a lot of this is the ancillary opportunities that we’ve created in El Paso, continue to improve so I think this was a nice quarter. I wouldn’t characterize it as a great quarter but I think we’ll continue to improve as we move through 2015.

Alex Silverman:

Okay, so in theory this is your seasonally weakest quarter of the year?

Stanton Nelson:

That is correct, yes.

Alex Silverman:

Got it. Thank you, gentlemen, I appreciate it.

Stanton Nelson:

Thank you.

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Hubert King:

Thanks Alex.

Operator:

The next question comes from Andy Carothers from Bagley Securities. Please go ahead.

Andy Carothers:

Hello. Hi Stanton, good quarter.

Stanton Nelson:

Hi, Andy. How are you?

Andy Carothers:

Good. Why is the EBITDA margin that you’re showing—I guess 7.6% in the quarter—so much less than Surgical Care, Nobilis, or Amerisurg, which I guess are the most comparable companies. They’re, you know, showing 16.5 to 13% versus your 7.6%.

Stanton Nelson:

Yes, Andy, first and foremost, I mean obviously the companies you just mentioned have in terms of facilities, especially SCA, is a much bigger company. I think, as I mentioned in my script, as we layer in additional hospitals, that margin’s going to continue to increase because obviously we have corporate expense that will be layered out over multiple hospitals as opposed to just two. If you look back to our fourth quarter 2014, we ran a 14.5% EBITDA margin. So just because as Alex mentioned, the seasonality of this, it is our worst quarter or it should be for the year, and so we expect that to improve through 2015, but we, like I mentioned, we did post about 14.5% in the fourth quarter of 2014.

Andy Carothers:

Okay, and as far as you being able to list on the New York, well, you have to maintain over a $3 price?

Stanton Nelson:

Well, there’s several criteria, actually. Where we would fit in, we need to have either a positive Shareholder’s equity or market cap of $75 million or greater and with some of the activity that we have going on here in 2015, we’re very confident that we will be uplisted to one of the major exchanges this year.

Andy Carothers:

Oh, okay. Okay, that’s it from me. Thanks.

Stanton Nelson:

Thank you Andy,

Hubert King:

Thanks Andy.

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Operator:

The next question comes from Tom McGuire (phon), a Private Investor.

Tom McGuire:

Good afternoon gentlemen. The question I have is, how does pulling the S1 affect your five-year growth plan for Foundation? Could you accomplish what you want to by just exploring the sale of like non-core assets and the generation of cash flow?

Stanton Nelson:

Absolutely. In this year, we’re not forced to be in a position to be in a market so with the potential sales of our minority owned assets, as well as based on the performance on a TTM basis, the further expansions of our credit facility, we’re confident we‘ll have the capital to go out and be acquisitive here in ’15.

Tom McGuire:

Okay, great. Thanks a lot, Stanton.

Stanton Nelson:

Thank you, Tom.

Operator:

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Nelson for any closing remarks.

Stanton Nelson:

In closing, thank you for joining our first quarter 2015 conference call and we look forward to talking to you to go over our second quarter results soon. Thank you.

Operator:

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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